Exhibit 3.2.3

TURKS & CAICOS ISLANDS

THE COMPANIES ORDINANCE 1981

ARTICLES OF ASSOCIATION

OF

CATHAY MERCHANT GROUP, INC.

The Regulations of Table “A” and “B” in the schedule of the Companies Ordinance 1981 (as amended) shall not apply to this Company and the following regulations shall comprise the Articles of Association of the Company:

1.     In these regulations the following words shall have the following meanings and interpretations respectively;

(a)	“Member” means the person, body corporate or partnership registered in the Register of Members as the holder of shares in the Company and when two or more persons are registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders;

(b)	“Notice(s)” means written notice unless otherwise specifically stated and includes the ordinary meaning of the word as well as demands for payment, service of documents and court procedures and correspondence generally intended for Members;

(c)	“Ordinance” means the Companies Ordinance 1981 as amended from time to time;

(d)	“Company” means the Company for which these Articles are approved and confirmed;

(e)	“Secretary” means the persons appointed to perform the duties of Secretary of the Company and includes any Assistant or Acting Secretary;

(f)	“Auditor” includes any individual or partnership;

(g)	“Ordinary General Meeting” means the Annual General meeting of the membership of the Company;

(h)	“Extra Ordinary General Meeting(s)” means any Meeting of the membership of the Company other than an Ordinary General Meeting

(i)	“General Meeting(s)” mean(s) an Ordinary General Meeting or an Extra Ordinary General Meeting(s) as required;

(j)	“Article(s)” means the regulation(s) herein;

(k)	“His, her, its....” words denoting the masculine gender shall include persons feminine and corporate and vice versa; and

(l)	“Headings” the headings in these Articles are inserted for the convenience of reference and form no part of the strict sense of the Articles.

2.	In these Articles, unless there be something in the subject or context inconsistent with such construction, words importing the plural number shall be deemed to include the singular number and vice versa.

3.	Expressions referring to writing shall, unless the contrary intention appears, be construed as including printing, lithography, photography and other modes of representing words in a visible form.

4.	Unless the context otherwise requires, words or expressions contained in these Articles shall bear the same meaning as in the Ordinance or any statutory modification thereof in force for the time being.

ISSUE OF SHARES

5.	(a)Subject to the provisions, if any, in the Memorandum of Association, and without prejudice to any special rights previously conferred on the holders of existing shares, any share may be issued with such preferred, deferred or other special rights, or such restrictions, whether in regard to dividend, voting, return of share capital or otherwise, as the Company may from time to time by special resolution determine and be issued on the terms that it is, or at the option of the Company or the shareholder, is liable to be, redeemed.

(b) Subject to the special rights and restrictions attaching to any class or series of shares issued by the Company, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares.

6.	If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied with the consent in writing of the holders of three-fourths of the issued shares of that class.

7.	Where joint holders are registered holders of a share or shares then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said shares and the Company shall recognize no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

8.	Every Member shall be entitled to a certificate under the Seal of the Company signed manually or by facsimile signature by the President of the Company or a Member of the board of directors, specifying the shares held by him and that the same are fully or partially paid up. If any such certificate shall be proved to the satisfaction of the directors to have been worn out, lost, mislaid or destroyed the directors may cause a new certificate to be issued, and request an indemnity for the lost certificate if they see fit.

9.	If the Company shall issue different classes of shares or different series within a class the certificate shall state on its face or back, or the certificate shall have a statement that the Company will furnish to any Member on request and without charge, a full statement of the designations, preferences, limitations and relative rights applicable to each class and the variations in the relative rights, preferences and limitations determined for each series and the authority of the board of directors to determine variation for future series.

CALLS ON SHARES

10.	The directors may from time to time make calls (subject to the terms of issue (if any) for such amount(s) as the directors at their discretion decide) upon the Members in respect of any monies unpaid on their shares and each Member shall (subject to receiving at least seven days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his shares.

11.	The joint holders of a share shall be jointly and severally liable to pay calls in respect thereof.

12.	If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of sixteen per centum per annum from the day appointed for the payment thereof to the time of the actual payment, but the directors shall be at liberty to waive payment of that interest wholly or in part.

13.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a share, become payable at a fixed time, whether on account of the amount of the share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

14.	The directors may make arrangements on the issue of shares for a difference between the holders in the amount of calls to be paid and in the times of payment.

15.	The directors may, if they think fit, receive from any Member willing to advance the same all or any part of the monies uncalled and unpaid upon any shares held by him and upon all or any of the monies so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of the Company in General Meeting, sixteen percent) as may be agreed between the Member paying the sum in advance and the directors.

LIEN

16.	The Company shall have a lien on every share (not being a fully paid share) for all monies (whether presently payable or not) called or payable at a fixed time in respect of that share, and the Company shall also have a lien on all shares (whether or not fully paid up shares) standing registered in the name of a single person for all monies presently payable by him or his estate to the Company but the directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The Company’s lien, if any, shall extend to all dividends payable thereon.

17.	The Company may sell, in such manner as the directors think fit, any shares on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of seven days after a Notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share, or the persons entitled thereto by reason of his death or bankruptcy.

18.	For giving effect to any such sale the directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.	The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the shares prior to the sale) be paid to the person entitled to the shares at the date of the sale.

FORFEITURE OF SHARES

20.	If a Member fails to pay any call or instalment of call on the day appointed for payment thereof, the directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a Notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

21.	The Notice shall name a further day (not earlier than the expiration of seven days from the date of the Notice) on or before which the payment required by the Notice is to be made, and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

22.	If the requirements of any such Notice as aforesaid are not complied with, any share in respect of which the Notice has been given may at any time, thereafter, before the payment required by the Notice has been made, be forfeited by a resolution of the directors to that effect.

23.	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the directors think fit.

24.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of the nominal amount of the shares.

25.	A statutory declaration in writing that the Declarant is a director of the Company, and that a share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share, and he shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

26.	The provision of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a share becomes payable at a fixed time, whether on account of the amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

ALTERATION OF CAPITAL

27.	The Company may from time to time by special resolution increase the nominal share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe.

28.	The new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

29.	The Company may by special resolution:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	sub-divide its existing shares, or any of them into shares of smaller amount than is fixed by the Memorandum of Association; or

(c)	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

30.	The Company may by special resolution reduce its share capital and increase any capital redemption reserve fund or vice versa in any manner and with, and subject to, any incident authorised and consent required by law.

REGISTRATION OF MEMBERS

31.	The Company shall keep in one or more books a Register of its Members and shall enter therein the following particulars, that is to say:

(a)	the name and address of each Member, the number and type/class of shares held by him and the amount(s) paid or agreed to be considered to be paid on such shares from time to time.

(b)	the date on which each person was entered in the register of its Members; and

(c)	the date on which any person ceased to be a Member.

Such Register shall be open for inspection at any General Meeting of the Company

TRANSFER OF SHARES

32.	The instruments of transfer for shares shall be in a form as approved by the directors from time to time. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

33.	The directors may decline to register the transfer of a share to a person they do not approve without assigning any reason therefor but in such a case they shall furnish notice of refusal.

34.	The directors may decline to recognise any instrument of transfer unless it is accompanied by the certificate of the shares to which it relates, and by such other evidence as the directors may reasonably require, to show the right of the transferor to make the transfer.

35.	The directors may suspend the registration of transfers during the 7 days immediately preceding an Ordinary General Meeting.

36.	Notwithstanding Article 33 hereof, the joint holder of a share may transfer such share to any one or more such joint holders, and the joint holders of two or more shares may transfer such shares or any or either of them to one or more of such joint holders, and the surviving holder or holders of any share or shares previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

TRANSMISSION OF SHARESAND
MEMBERS BANKRUPTCY

37.	The executors or administrators of a deceased Member shall except as provided hereafter be the only person recognized by the Company as having any title to his shares, but this shall not apply in the case of one or more joint holders of a share or shares, except in the case of the last survivor of such joint holders. On production of evidence of the death of a joint holder of a share or shares the remaining holder or holders shall automatically become entitled to the issue of a new certificate in the name of the remaining holder or holders.

38.	Any person entitled to a share in consequence of the death of any Member, may be registered as a Member upon such evidence as the directors may deem sufficient, or may, instead of being registered himself subject to Articles 32 and 36 hereof, elect to have some person named by him registered as a transferee of such share.

39.	Any person becoming entitled to a share in consequence of the bankruptcy of a Member shall upon such evidence being produced as may from time to time be properly required by the directors, have the right either to be registered as a Member in respect of the share or, instead of being registered himself, to make such transfer of the share as the bankrupt person could have made; but the directors shall have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the bankrupt person before the bankruptcy.

40.	A person becoming entitled to a share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

NON-RECOGNITION OF TRUSTS

41.	A person may not be recognised by the Company as holding any share upon any trust and the decision in such case shall be at the sole discretion of the directors of the Company. Furthermore, the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share or (except only as is otherwise provided by these Articles or the Ordinance) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

MEETINGS

42.	The President, or such other person as may be appointed by the directors from time to time, shall preside as chairman at every General Meeting of the Company.

43.	If there is no such chairman, or if at any meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Members present shall choose one of their Members to be chairman.

44.	The President or the directors may convene an Extra Ordinary General Meeting of the Company whenever in their judgment such a meeting is necessary (unless otherwise compelled by the Ordinance to do so) upon notice in writing to each of the Members, given in accordance with the provisions for service of Notices as hereinafter contained and such Notice(s) shall state the time, date, place and as far as practicable the objects of the Meeting.

45.	For any meeting of the Members, the directors shall give no less than ten (10) and no more than sixty (60) days notice in writing to each Member, in accordance with the provisions for service of Notices as hereinafter contained and such Notice shall state the time, date, the place at which the meeting is to be held, and as far as practicable the objects of the meeting.

46.	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

47.	Member(s) holding not less than 20% of the issued shares of the Company or as otherwise provided for by section 59A of the Ordinance shall at all times have the right by requisition to a director of the Company (deposited at the registered office of the Company) to require a General Meeting to be called for the transaction of any business specified in such requisition, such Meeting shall be called by the Director or by the board of directors within 21 days of such requisition being deposited otherwise the requisitions may themselves convene a meeting in accordance with the provisions of the aforesaid Section of the Ordinance.

48.	A meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in these Articles, be deemed to have been properly called if it is so agreed by all the Members entitled to attend and vote thereat.

49.	(a) Subject to the special rights and restrictions attaching to the shares of any class or series of shares, two or more Members present in person and representing in person or by proxy 33 1/3% of the voting shares of the Company at any General Meeting of the Company, shall form a quorum for the transaction of business; if within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the following week at the same time and place or to such other day and such other time as the directors may determine, with the exception of General Meeting of the Company called by the Members under Article 47, in which case the meeting shall not be adjourned but shall be deemed dissolved.

(b) If within half an hour from the time appointed for a meeting adjourned under Article 49(a) a quorum is not present, the persons present and who are, or who represent by proxy, Members entitled to attend and vote at the meeting, shall constitute a quorum.

(c) The chairman may, with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, and only the business left unfinished at the meeting from which the Members present in person or represented by proxy have adjourned shall be dealt with. It shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at the adjourned meeting; save and except for a meeting adjourned sine die, when notice of the adjourned meeting shall be given as in the case of an original meeting.

50.	(a) Subject to any rights or restrictions lawfully attached to any class of shares, at any General Meeting of the Company each registered Member shall be entitled to one vote for each share held by him and such vote may be given in person or by proxy.

(b) At any General Meeting of the Company any question proposed for the consideration of the Members shall unless otherwise stated in these Articles or required by the Ordinance be decided on a simple majority of the votes of the Members in attendance at such meeting.

(c) At any General Meeting of the Company a declaration by the Chairman that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously or by a particular majority or lost and an entry to that effect in a book containing the Minutes of the proceedings of the Company shall, subject to the provisions of Article 50(d), be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such question.

(d) Notwithstanding the provisions of Article 50(c), at any General Meeting of the Company, it shall be lawful, in respect of any question proposed for the consideration of the Members whether before or on the declaration of the result of a show of hands as provided for in Article 50(c), for a poll to be demanded by any of the following persons:

(i)	the Chairman of such Meeting;

(ii)	at least two Members present in person or represented by proxy; or

(iii)	any Member or Members present in person or represented by proxy and holding between them not less than fifteen percent of the total voting rights of all the Members having the right to vote at such Meetings.

(e) Where, in accordance with the provisions of Article 50(d), a poll is demanded, and subject to any rights or restrictions for the time being lawfully attached to any class of shares, every Member present in person at such Meeting shall have one vote for each share of which he is the holder or for which he holds a proxy and such vote shall be counted in such manner as the Chairman may direct and the result of such poll shall be deemed to be the resolution of the Meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands.

(f)A poll demanded, in accordance with the provisions of Article 50(d), for the purpose of electing a Chairman, or on a question of adjournment shall be taken forthwith and a poll demanded on any other question shall be taken at such Meeting as the Chairman may direct.

51.	When a vote is taken by ballot each Member entitled to vote shall be furnished with a ballot paper on which he shall record his vote in such manner as shall be determined at the Meeting having regard to the nature of the question on which the vote is taken; and each ballot paper shall be signed or initialed or otherwise marked so as to identify the voter. At the conclusion of the ballot the ballot paper shall be examined by the Chairman with assistance of a Member appointed for the purpose, and the result of the ballot shall be declared by the Chairman.

52.	In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

53.	An instrument appointing a proxy shall be in writing under the hand of the Member or his attorney duly authorised in writing or, if the Member is a corporation either under seal or under the hand of an officer or attorney of the corporation duly authorised, and shall be in the form as the directors may from time to time approve.

54.	Any corporation which is a Member of the Company may by resolution of its directors authorise such person as it thinks fit to act as its representative at any Meeting of the Members of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member of the Company.

55.	Subject and without prejudice to any provisions of the Ordinance a resolution in writing signed by all the Members for the time being entitled to receive notice of, and to attend and vote at General Meetings (or being corporations, by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a General Meeting of the Company duly convened and held.

MINUTES

56.	The directors shall cause Minutes to be duly entered in books provided for the purpose of recording:

(a)	all elections and appointments of officers;

(b)	the names of the directors or their Alternates present at each meeting of the directors and of any committee of the directors;

(c)	all resolutions and proceedings of each General Meeting of the Members, Meetings of the directors and Meetings of committees of the directors, provided that any minute of such Meetings, if purporting to be signed by the Chairman thereof or by the Chairman of the next succeeding Meeting, shall be sufficient evidence of the proceedings without any further proof of the facts therein stated, and further provided that when all the Members in person or by proxy sign the Minutes of an General Meeting, and when a majority of the directors sign the minutes of a meeting of the directors, the same shall be deemed to have been duly held, notwithstanding that the Members or directors have not actually come together or that there may have been technical defects in the proceedings, and a resolution in writing in one or more parts signed by all the Members or a majority of the directors shall be as valid and effectual as if it had been passed at a meeting duly called and constituted.

DIRECTORS

57.	(a) The business of the Company (which expression shall include carrying out any of the objects included in or permitted by the Company’s Memorandum of Association) shall be managed and conducted by a board of directors, consisting of not less than one and not more than eight, unless and until otherwise determined by a vote of a majority of the board of directors.

(b)The Members shall elect the directors at each Ordinary General Meeting of the Company and within the limits specified in Article 57(a) the number of directors shall be determined from time to time by a resolution of the board of directors or the Members at an Ordinary General Meeting.

(c) Each director shall hold office until his successor is elected or appointed or until he dies, retires, is removed or disqualified from office and the Members or the board of directors are hereby authorised to fill any vacancy. If the board of directors remaining in office constitutes fewer than a quorum of the Board then the vacancy may be filled by the affirmative vote of the majority of directors remaining in office.

58.	The directors may meet for the transaction of business, adjourn and otherwise regulate their meetings as they see fit.

59.	At any meeting the of the directors, the directors present may choose one of their number to be Chairman of the meeting.

60.	(a)A Meeting of the directors may be convened by the Secretary or by any director. The Secretary shall convene a Meeting of the directors of which notice may be given by telephone, telefax machine, electronic mail or otherwise whenever he shall be required so to do by any director.

(b)The	Members of the board of directors may participate in a meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

61.	The quorum necessary for the transaction of the business of the directors shall be 33 1/3% of the directors, unless a greater number is required by law. If a quorum is not present at any meeting of the board of directors the directors present thereat may adjourn the meeting from time to time until a quorum shall be present. A director represented by an alternate director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

62.	Any director or his firm, partner or company may act in a professional capacity for the Company, and he shall be entitled to remuneration for professional services, as if he were not a director; provided that nothing herein contained shall authorise a director or his firm to act as Auditor of the Company.

63.	The remuneration to be paid to the directors shall be such remuneration as the directors shall determine and such remuneration shall be deemed to accrue from day to day. The directors shall be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the directors, or any committee of the directors, or General Meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the directors from time to time, or a combination partly of one such method and partly of the other.

64.	A director may hold any other office or place of profit under the Company in conjunction with his office of director for such period and on such terms as to remuneration and otherwise as the directors may determine.

65.	All acts done or authorised to be done by Resolution passed at any Meeting of the directors or of a committee of directors or by any person acting as a director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a director.

66.	The shareholding qualification for directors may be fixed by the Company in General Meeting and unless and until so fixed no share qualification shall be required.

MEETING BY CONSENT

67.	Any action that may be taken by the directors or a committee of directors at a meeting may also be taken by a resolution of directors or a committee of directors consented to in writing or by facsimile or other electronic communication capable of producing a written copy, without the need for any notice.

ALTERNATE DIRECTOR

68.	Any director may by instrument in writing appoint another person who is approved by the majority of the directors to be his alternate to act in his place at any meeting of the directors at which he is unable to be present. Every such alternate shall be entitled to notice of meetings of the directors and to attend and vote thereat as a director when the person appointing him is not personally present and, where he is a director, to have a separate vote on behalf of the director he is representing in addition to his own vote. A director may at any time in writing revoke the appointment of an alternate appointed by him. Every such alternate shall be an officer of the Company and shall not be deemed to be the agent of the director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the director appointing him and the proportion thereof shall be agreed between them.

GENERAL POWERS OF DIRECTORS

69.	(a) The business of the Company (which expression shall include carrying out any of the objects stated in or permitted by the Company’s Memorandum of Association) shall be managed by the directors, who may pay all expenses incurred in promoting and incorporating the Company, and may exercise all such powers of the Company as are not, by Ordinance or by these Articles required to be exercised by the Company in General Meeting, subject nevertheless, to any of these Articles, to the provision of any Ordinance and to any Articles made thereunder, being not inconsistent with these Articles or provisions, as may be prescribed by the Company in General Meeting; but no regulation made by the Company in General Meeting shall invalidate any prior act of the directors which would have been valid if that regulation had not been made.

(b) The directors may from time to time and at any time by Power of Attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for protection and convenience of persons dealing with any such attorney as the directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion so vested in the attorney.

(c) The directors may appoint, suspend and remove the managers, Secretary, clerks, agents and servants of the Company, and may fix their remuneration, and determine their duties, and the securities (if any) to be taken from them respectively, and may appoint and remove the attorney and brokers of the Company.

70.	The directors may delegate any of their powers to a committee consisting of two or more of the directors, but every such committee shall conform to such directions and limitation as the directors shall include in the delegation.

71.	A committee appointed by the directors may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within five minutes, after the time appointed for holding the same, the Members present may choose one of their number to be chairman of the meeting.

72.	A committee appointed by the directors may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee Members present and in case of an equality of votes the chairman shall have a second or casting vote.

73.	The directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

DISQUALIFICATION OF DIRECTORS

74.	The office of director shall be vacated, if the director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	absents himself (without being represented by proxy or any Alternate director appointed by him) from three consecutive meetings of the board of directors without special leave of absence from the directors, and they pass a resolution that he has by reason of such absence vacated office; or

(e)	is removed from office by a resolution of the Company. OFFICERS

75.	The officers of the Company shall consist of a President, Secretary and Treasurer and such additional officers as the directors shall from time to time determine.

76.	(a) The officers shall be appointed or elected by the directors and shall hold their offices for such term and shall exercise such powers and perform such duties as shall be determined from time to time by the board of directors.

(b) The compensation of the officers shall be fixed by the board of directors.

77.	The President shall be the chief executive officer of the Company, shall have general and active management of the business of the Company and shall see that all orders and resolutions of the board of directors are brought into effect.

78.	The Secretary shall record all of the proceedings of the minutes of the Company and of the board of directors in a book to be kept for that purpose, and shall perform like duties for the standing committees when required. The Secretary shall perform such duties as are prescribed by the Ordinance or these Articles, or as shall be prescribed by the directors. The Secretary shall receive such salary as the directors shall from time to time determine.

79.	(a)The Treasurer shall have custody of the Company’s moneys and securities and shall keep full and accurate account of receipts and disbursements in the Company’s financial record books in a manner as to show the assets and liabilities of the Company for the time being and shall deposit all moneys received in the name and to the credit of the Company in such accounts as shall be designated by the board of directors.

(b)The Treasurer shall disburse the funds of the Company as may be ordered by the directors, recording all disbursements in the Company’s financial record books and shall render an account of the Treasurer’s transactions and the financial condition of the Company to the board of directors when requested.

DIVIDENDS

80.	The directors may declare a dividend to be paid to the Members, in proportion to their shares, taking account of the type of share, class and rights (if any), out of the surplus or profits from the business of the Company, and such dividend may be paid wholly or partly in specie in which event the sanction of the Company in General Meeting shall be obtained.

81.	The directors may from time to time before declaring a dividend set aside out of surplus or profits of the Company such sums as they think proper as a reserve fund to be used to meet contingencies or for equalising dividends or for any other special purpose.

ACCOUNTS AND FINANCIAL

STATEMENTS

82.	The financial year end of the company shall be determined by resolution of the directors.

83.	As and when requested by the Members of the Company, a balance sheet made up for the financial year containing a summary of the assets and liabilities of the Company under convenient heads and a statement of income and expenditure for the period requested by the Members shall unless waived by resolution be laid before the Members in General Meeting.

84.	An independent representative of the Members may be appointed by them as Auditor of the Accounts of the Company and such Auditor shall hold office until the Members shall appoint another Auditor. Such Auditor may be a Member but no director or officer of the Company shall during his continuance in office be eligible as an Auditor of the Company.

85.	The remuneration of the Auditor shall be fixed by the Company in Ordinary General Meeting or in such manner as the Members may determine.

NOTICES

86.	(a) Without prejudice to any modes of service of notices provided for by the Ordinance or elsewhere in these Articles, all notice(s) may be served by the Company (including any servant or agent acting for the Company) on any Member(s) or director(s) personally by leaving same at or posting to his registered address or to an address otherwise understood to be his address by any of the directors in an envelope addressed to such Member or director at his address as aforesaid and if by post such envelope should be post paid and sent by air mail (if appropriate). Alternatively, the directors may decide and are hereby authorised to send such notice(s) by:

(i)	telefax machine to a Member or director at a telefax number supplied (whether or not for this purpose) by the Member or director or otherwise understood to be the respective person’s number by any of the directors; or

(ii)	electronic mail to a Member or director at an electronic mail address supplied (whether or not for this purpose) by the Member or director or otherwise understood to be the intended recipient’s address;

(b) a waiver signed by any Member or director entitled to received a notice, whether before or after the time stated herein shall be deemed to be the equivalent of giving such notice.

87.	Any notice(s) required to be given to the Members shall with respect to any shares held jointly by two or more persons be given to all such persons.

88.	(a) Any notice(s) shall be deemed to have been served the same day if left at the relevant address, or if sent by post the seventh day after the date of posting or if sent by telefax machine or electronic mail the day after the Notice(s) was handed to a transmitting agent/operator with the relevant instructions to send it and in proving such service it shall be sufficient to prove that the envelope was properly addressed, the day and date left or posted to the relevant address and if posted that same was prepaid.

(b) In the case of service by telefax machine or electronic mail it shall be sufficient to prove the day and date the Notice(s) was handed to a transmitting agent/operator that the relevant instructions were given and that the agent/operator confirmed verbally or otherwise to the person giving the instructions that same had been sent in accordance with the instruments.

SEAL OF THE COMPANY

89.	The Seal of the Company shall not be affixed to any instrument except over the signature of :

(a)	the President or a director, and the Secretary; or

(b)	the President and a director; or

(c)	any two directors; or

(d)	by some person appointed by the directors,

provided that the Secretary may affix the Seal of the Company over his signature only to any authenticated copies of these Articles, the Memorandum of Association, the minutes of any meetings or any other documents required to be authenticated by him and to any instrument which a Meeting of the directors has specifically approved beforehand.

INDEMNITY

90.	The directors, President, Treasurer, Secretary and other officers for the time being of the Company and the Trustees (if any) for the time acting in relation to any of the affairs of the Company and every of them, and every of their heirs executors and administrators, shall be indemnified and secured harmless out of the assets and profits of the Company, to the fullest extent permitted by the Ordinance, from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts except such (if any) as they shall incur or sustain by or through their wilful neglect or default respectively and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipt for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency or of any security upon which any moneys of or belonging to the Company shall be placed or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, unless the same shall happen by or through their own wilful neglect or default respectively.

ALTERATION OF ARTICLES

91.	No Article shall be rescinded, altered or amended, and no new Articles shall be made until the same has been proposed and passed at a General Meeting of the Members.